EXHIBIT 99.1

Steelcase Reports First Quarter Fiscal 2021 Results

  Revenue and orders declined significantly as a result of government restrictions and economic uncertainty associated with the global pandemic
  Cost reduction actions and discretionary spending controls reduced operating loss by approximately $70 million
  Quarter-end backlog totaled $751 million; most expected to ship in second quarter
  Liquidity position very strong at $799 million

GRAND RAPIDS, Mich., June 30, 2020 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) today reported first quarter revenue of $482.8 million and a net loss of $38.1 million, or a loss of $0.33 per share.  The results included a non-cash goodwill impairment charge which increased the net loss by $17.6 million, or $0.15 per share.  The adjusted net loss in the quarter totaled $20.5 million, or $0.18 per share.  In the prior year, Steelcase reported $824.3 million of revenue and net income of $17.8 million, or diluted earnings of $0.15 per share.

Revenue decreased 41 percent in the first quarter compared to the prior year.  The decline was broad-based across all segments as government mandates significantly limited the company's ability to manufacture and fulfill orders throughout much of the world during the first quarter.  Revenue in the Americas declined 42 percent and EMEA declined 38 percent compared to the prior year.  The Other category declined 43 percent, or 28 percent on an organic basis after adjusting for the impact of the PolyVision divestiture in February 2020 and currency translation effects.

Orders (adjusted for currency translation effects and the impact of the PolyVision divestiture) declined 34 percent in the first quarter compared to the prior year, which grew 15 percent against the first quarter of fiscal 2019.  The decline was broad-based across all segments.  Orders declined 16 percent in March, 47 percent in April and 42 percent in May compared to the prior year.  Going into the second quarter, orders declined an average of 34 percent during the first four weeks of June compared to the prior year.

As of May 29, 2020, the company’s backlog of customer orders was $751 million, or 11 percent higher than the prior year, due to the pandemic-related restrictions on manufacturing and delivery activities.  All of the company's manufacturing and distribution facilities are currently open, and the company expects to manufacture and ship most of its current backlog during the second quarter.

Revenue and order decline by segment
Q1 2021 vs. Q1 2020
	Revenue Decline	Organic Revenue Decline	Organic Order Decline

Americas	(42)%	(42)%	(32)%
EMEA	(38)%	(36)%	(45)%
Other category	(43)%	(28)%	(35)%
Steelcase Inc.	(41)%	(40)%	(34)%

"The global pandemic dramatically interrupted our momentum from a very strong fiscal 2020," said Jim Keane, president and CEO.  "Suddenly, we were closing plants and taking actions to protect employees and preserve capital.  Instead of permanent layoffs, we helped temporarily-idled employees access government programs, while paying the full cost of their health care premiums.  Salaried workers took significant pay cuts, with higher-paid people taking the deepest cuts.  As we began to ramp up manufacturing of essential business orders, we were able to ease the pay reductions and call back our hourly production employees.  Because we were able to increase production sooner and faster than we expected, our revenue for the quarter was slightly better than some scenarios we modeled.”

The first quarter operating loss of $52.3 million represented a decrease of $79.9 million compared to operating income of $27.6 million in the prior year, due primarily to the significant decline in revenue across all segments.  Excluding the goodwill impairment charge (which was recorded in the EMEA segment), the adjusted operating loss was $34.7 million.  The Americas reported an operating loss of $23.5 million compared to operating income of $32.4 million in the prior year.  EMEA reported an operating loss of $24.6 million, or an adjusted operating loss of $7.0 million, compared to operating income of $0.8 million in the prior year.  The Other category reported an operating loss of $1.6 million compared to operating income of $2.3 million in the prior year, which included $1.8 million from PolyVision.

Gross margin of 25.4 percent in the first quarter represented a decrease of 590 basis points compared to the prior year, with a 730 basis point decline in the Americas, a 400 basis point decline in EMEA and a 30 basis point decline in the Other category.  On a consolidated basis, the decline was driven by lower revenue and absorption of fixed costs, as well as inefficiencies related to labor and logistics utilization due to the disruption experienced during the quarter, partially offset by pay reductions for salaried employees, favorable shifts in business mix, lower overhead costs, pricing benefits and lower variable compensation expense.

Operating expenses of $157.4 million in the first quarter represented a decrease of $73.4 million compared to the prior year.  The decrease was driven by temporary reductions in pay and hours across most of the company's global salaried workforce, lower variable compensation expense, near elimination of travel, events and contract labor costs and significant reductions to project spending.  The salary reductions were implemented in March and varied on a country-by-country basis, averaging approximately 50 percent in the U.S. and parts of EMEA for six weeks or more, and were eased to an average reduction of approximately 20 percent in most markets by the end of the quarter.

“The significant restrictions on our factories necessitated the speed and depth of our actions to implement temporary layoffs of our manufacturing and distribution employees, significantly reduce salaries and semi-variable costs, and curtail project and other discretionary spending,” said Dave Sylvester, senior vice president and CFO.  “As our factories were forced to idle, the layoffs allowed our variable margins to largely remain intact, and we estimate the other reductions lowered our average weekly costs compared to the fourth quarter and saved us approximately $70 million in total for the quarter, spread across cost of goods sold and operating expenses.”

The operating loss in the first quarter included a $17.6 million goodwill impairment charge that primarily resulted from the impacts of the pandemic and related economic uncertainty.

Interest expense of $7.3 million in the first quarter represented an increase of $0.6 million compared to the prior year primarily due to outstanding borrowings under the company's global credit facility during the quarter.

Other income, net increased by $1.8 million compared to the prior year, due to a $2.8 million gain related to additional proceeds from the partial sale of an unconsolidated affiliate in 2018, partially offset by lower income from other unconsolidated affiliates.

The company recorded an income tax benefit of $16.7 million in the first quarter, which represented an effective tax rate of approximately 30 percent and included $10.0 million of net tax benefits related to the U.S. Coronavirus Aid, Relief, and Economic Security Act.  Adjusted for those benefits, as well as the non-deductible goodwill impairment charge, the company's effective tax rate approximated 18 percent in the first quarter.  In the prior year, income tax expense was $6.3 million and represented an effective tax rate of approximately 26 percent.

Total liquidity, comprised of cash, cash equivalents and the cash surrender value of company-owned life insurance, aggregated to $799.0 million.  The cash balance included $123.4 million of customer deposits at the end of the quarter, compared to $28.6 million as of the beginning of the quarter, driven by temporary incentives which encouraged deposits from dealers.

Total debt was $728.9 million at the end of the first quarter which included $245.0 million in outstanding borrowings under the company's global credit facility.

“We started the second quarter with $751 million in our customer order backlog and nearly $800 million of liquidity,” said Dave Sylvester.  “We expect our second quarter revenue and operating results will benefit from the high level of backlog and maintaining our salary reductions and other cost containment efforts, and by the end of the second quarter, we anticipate having positive adjusted operating income for the year to date.  We believe the strength of our liquidity position will provide ballast over the course of the year as we navigate the economic uncertainty.”

During the first few weeks of March (ending on March 20, 2020), the company repurchased, through a Rule 10b5-1 plan established in December 2019, 3.0 million shares of its Class A Common Stock at an aggregate cost of $38.6 million, which represented the total amount authorized under that plan.

The Board of Directors has declared a quarterly cash dividend of $0.10 per share, to be paid on or before July 15, 2020, to shareholders of record as of July 8, 2020.

“Customers are facing an uncertain environment as they contemplate how to support their people as they work from home and how to safely return to office-based work," said Jim Keane.  “We are providing programs through which clients can provide their employees safe, efficient and productive solutions for the home.  We are also engaging with clients as they prepare for the early stages of a return to the office but also as they look to reinvent the office to flexibly support higher levels of creativity, innovation and productivity.”

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 29, 2020	May 24, 2019	% Change

Revenue
Americas (1)	$333.9	$576.3	(42.1)%
EMEA (2)	99.5	161.3	(38.3)%
Other (3)	49.4	86.7	(43.0)%
Consolidated revenue	$482.8	$824.3	(41.4)%

Operating income (loss)
Americas	$(23.5)	$32.4
EMEA	(24.6)	0.8
Other	(1.6)	2.3
Corporate (4)	(2.6)	(7.9)
Consolidated operating income (loss)	$(52.3)	$27.6

Operating income (loss) percent	(10.8)%	3.3%

Revenue mix
Americas	69.2%	69.9%
EMEA	20.6%	19.6%
Other	10.2%	10.5%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Smith System, AMQ and Orangebox brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase, Orangebox and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific and Designtex.  In 2020, the Other category also included PolyVision, which was sold in February 2020.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

QUARTER OVER QUARTER ORGANIC REVENUE DECLINE BY SEGMENT
Q1 2021 vs. Q1 2020
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2020 revenue	$824.3	$576.3	$161.3	$86.7
Divestiture	(16.2)	—	—	(16.2)
Currency translation effects*	(8.6)	(1.5)	(5.5)	(1.6)
Q1 2020 revenue, adjusted	799.5	574.8	155.8	68.9

Q1 2021 revenue	482.8	333.9	99.5	49.4
Organic decline $	$(316.7)	$(240.9)	$(56.3)	$(19.5)
Organic decline %	(40)%	(42)%	(36)%	(28)%

* Currency translation effects represent the estimated net effect of translating Q1 2020 foreign currency revenues using the average exchange rates during Q1 2021.

ADJUSTED EARNINGS (LOSS) PER SHARE

	(Unaudited)
	Three Months Ended
	May 29, 2020	May 24, 2019
Diluted earnings (loss) per share	$(0.33)	$0.15
Goodwill impairment charge, per share	0.15	—
Adjusted earnings (loss) per share	$(0.18)	$0.15

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 29, 2020		May 24, 2019
Revenue	$482.8	100.0%	$824.3	100.0%
Cost of sales	360.1	74.6	565.9	68.7
Gross profit	122.7	25.4	258.4	31.3
Operating expenses	157.4	32.6	230.8	28.0
Goodwill impairment charge	17.6	3.6	—	—
Operating income (loss)	$(52.3)	(10.8)%	$27.6	3.3%
Interest expense	(7.3)	(1.6)	(6.7)	(0.8)
Investment income	0.8	0.2	1.0	0.1
Other income, net	4.0	0.8	2.2	0.3
Income (loss) before income tax expense (benefit)	(54.8)	(11.4)	24.1	2.9
Income tax expense (benefit)	(16.7)	(3.5)	6.3	0.7
Net income (loss)	$(38.1)	(7.9)%	$17.8	2.2%
Add: goodwill impairment charge	17.6	3.6	—	—
Adjusted net income (loss)	$(20.5)	(4.2)%	$17.8	2.2%

Operating income (loss)	$(52.3)	(10.8)%	$27.6	3.3%
Add: goodwill impairment charge	17.6	3.6	—	—
Adjusted operating income (loss)	$(34.7)	(7.2)%	$27.6	3.3%

Americas
	(Unaudited)
	Three Months Ended
	May 29, 2020		May 24, 2019
Revenue	$333.9	100.0%	$576.3	100.0%
Cost of sales	252.3	75.6	393.4	68.3
Gross profit	81.6	24.4	182.9	31.7
Operating expenses	105.1	31.4	150.5	26.1
Goodwill impairment charge	—	—	—	—
Operating income (loss)	$(23.5)	(7.0)%	$32.4	5.6%
Add: goodwill impairment charge	—	—	—	—
Adjusted operating income (loss)	$(23.5)	(7.0)%	$32.4	5.6%

EMEA
	(Unaudited)
	Three Months Ended
	May 29, 2020		May 24, 2019
Revenue	$99.5	100.0%	$161.3	100.0%
Cost of sales	75.3	75.7	115.7	71.7
Gross profit	24.2	24.3	45.6	28.3
Operating expenses	31.2	31.3	44.8	27.8
Goodwill impairment charge	17.6	17.7	—	—
Operating income (loss)	$(24.6)	(24.7)%	$0.8	0.5%
Add: goodwill impairment charge	17.6	17.7	—	—
Adjusted operating income (loss)	$(7.0)	(7.0)%	$0.8	0.5%

Other category
	(Unaudited)
	Three Months Ended
	May 29, 2020		May 24, 2019
Revenue	$49.4	100.0%	$86.7	100.0%
Cost of sales	32.5	65.8	56.8	65.5
Gross profit	16.9	34.2	29.9	34.5
Operating expenses	18.5	37.4	27.6	31.8
Goodwill impairment charge	—	—	—	—
Operating income (loss)	$(1.6)	(3.2)%	$2.3	2.7%
Add: goodwill impairment charge	—	—	—	—
Adjusted operating income (loss)	$(1.6)	(3.2)%	$2.3	2.7%

Corporate
	(Unaudited)
	Three Months Ended
	May 29, 2020	May 24, 2019
Operating loss	$(2.6)	$(7.9)
Add: goodwill impairment charge	—	—
Adjusted operating loss	$(2.6)	$(7.9)

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated statements of income, balance sheets or statements of cash flows of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The non-GAAP financial measures used within this earnings release are: (1) adjusted net income (loss), which represents net income (loss) excluding goodwill impairment charges; (2) adjusted earnings (loss) per share, which represents earnings (loss) per share excluding goodwill impairment charges; (3) organic revenue decline, which represents the change in revenue excluding the impacts of acquisitions and divestitures and estimated currency translation effects; and (4) adjusted operating income (loss), which represents operating income (loss) excluding goodwill impairment charges. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company. Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," "targets," or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 108 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, Turnstone®, Smith System®, Orangebox® and AMQ®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including approximately 800 Steelcase dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2020 revenue of $3.7 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 29, 2020	May 24, 2019
Revenue	$482.8	$824.3
Cost of sales	360.1	565.9
Gross profit	122.7	258.4
Operating expenses	157.4	230.8
Goodwill impairment charge	17.6	—
Operating income (loss)	(52.3)	27.6
Interest expense	(7.3)	(6.7)
Investment income	0.8	1.0
Other income, net	4.0	2.2
Income (loss) before income tax expense (benefit)	(54.8)	24.1
Income tax expense (benefit)	(16.7)	6.3
Net income (loss)	$(38.1)	$17.8

Earnings (loss) per share:
Basic	$(0.33)	$0.15
Diluted	$(0.33)	$0.15
Weighted average shares outstanding - basic	117.3	119.4
Weighted average shares outstanding - diluted	117.3	119.9

Dividends declared and paid per common share	$0.070	$0.145

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	May 29, 2020	February 28, 2020
ASSETS
Current assets:
Cash and cash equivalents	$637.5	$541.0
Accounts receivable	264.1	381.8
Allowance for doubtful accounts	(9.4)	(9.4)
Inventories	246.7	215.0
Prepaid expenses	22.2	21.6
Other current assets	69.1	38.8
Total current assets	1,230.2	1,188.8

Property, plant and equipment, net of accumulated depreciation of $993.1 and $977.7	417.2	426.3
Company-owned life insurance ("COLI")	161.5	160.0
Deferred income taxes	111.9	124.6
Goodwill	215.1	233.6
Other intangible assets, net of accumulated amortization of $60.1 and $56.7	95.9	102.9
Investments in unconsolidated affiliates	53.5	52.3
Right-of-use operating lease assets	224.4	237.9
Other assets	29.8	39.0
Total assets	$2,539.5	$2,565.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$155.9	$244.3
Short-term borrowings and current portion of long-term debt	247.7	2.9
Current operating lease obligations	41.8	43.1
Accrued expenses:
Employee compensation	62.6	191.7
Employee benefit plan obligations	23.0	44.7
Accrued promotions	26.2	35.3
Customer deposits	123.4	28.6
Other	109.5	100.3
Total current liabilities	790.1	690.9

Long-term liabilities:
Long-term debt less current maturities	481.2	481.4
Employee benefit plan obligations	137.7	148.3
Long-term operating lease obligations	203.9	214.0
Other long-term liabilities	45.6	60.4
Total long-term liabilities	868.4	904.1
Total liabilities	1,658.5	1,595.0

Shareholders’ equity:
Additional paid-in capital	—	28.4
Accumulated other comprehensive income (loss)	(77.9)	(69.3)
Retained earnings	958.9	1,011.3
Total shareholders’ equity	881.0	970.4
Total liabilities and shareholders’ equity	$2,539.5	$2,565.4

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 29, 2020	May 24, 2019
OPERATING ACTIVITIES
Net income (loss)	$(38.1)	$17.8
Depreciation and amortization	22.5	20.3
Goodwill impairment charge	17.6	—
Deferred income taxes	12.4	0.5
Non-cash stock compensation	8.0	9.5
Equity in income of unconsolidated affiliates	(1.8)	(2.5)
Dividends received from unconsolidated affiliates	0.7	4.6
Other	(2.8)	0.7
Changes in operating assets and liabilities:
Accounts receivable	115.8	(15.0)
Inventories	(32.8)	(17.7)
Other assets	(28.0)	1.1
Accounts payable	(87.8)	23.2
Employee compensation liabilities	(137.2)	(93.6)
Employee benefit obligations	(33.2)	(24.2)
Customer deposits	94.9	2.4
Accrued expenses and other liabilities	(3.6)	1.9
Net cash used in operating activities	(93.4)	(71.0)

INVESTING ACTIVITIES
Capital expenditures	(9.4)	(14.8)
Other	6.7	1.1
Net cash used in investing activities	(2.7)	(13.7)

FINANCING ACTIVITIES
Dividends paid	(8.4)	(17.3)
Common stock repurchases	(42.3)	(4.0)
Borrowings on lines of credit	250.0	—
Repayments on lines of credit	(5.0)	—
Other	(0.6)	(0.5)
Net cash provided by (used in) financing activities	193.7	(21.8)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(0.7)
Net increase (decrease) in cash, cash equivalents and restricted cash	96.3	(107.2)
Cash and cash equivalents and restricted cash, beginning of period[1]	547.1	264.8
Cash and cash equivalents and restricted cash, end of period[2]	$643.4	$157.6

(1) These amounts include restricted cash of $6.1 and $3.5 as of February 28, 2020 and February 22, 2019, respectively.

(2) These amounts include restricted cash of $5.9 and $4.9 as of May 29, 2020 and May 24, 2019, respectively.

Restricted cash primarily represents funds held in escrow for potential future workers’ compensation and product liability claims.  Restricted cash is included as part of Other assets in the Condensed Consolidated Balance Sheets.

CONTACT:	Investor Contact:
Michael O'Meara
Investor Relations
(616) 292 - 9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505